Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 26, 2009, with respect to the financial statements and supplemental schedule of the AVX Nonqualified Supplemental Retirement Plan on Form 11-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statement of Kyocera Corporation on Form S-8 (File No. 33-84904, effective October 4, 1994) and the Registration Statement of AVX Corporation on Form S-8 (File No. 333-00890, effective August 6, 1999).

/s/ GRANT THORNTON LLP

Columbia, South Carolina March 26, 2009
Grant Thornton LLP
U.S. member firm of Grant Thornton International Ltd